Exhibit 99.1

Chaparral Energy to Acquire Edge Petroleum

(Oklahoma City and Houston) July 15, 2008 – Chaparral Energy, Inc., a privately held company, and Edge Petroleum Corporation (NASDAQ: EPEX and EPEXP) today jointly announced that they have entered into a definitive merger agreement that provides for Chaparral to acquire Edge in an all-stock transaction.  Through the merger, Chaparral will become a publicly traded company.

The boards of directors of both companies have unanimously approved the merger agreement. The transaction will remain subject to Edge stockholder approval and other customary closing conditions. Chaparral’s stockholders have already voted in favor of the merger.  Chaparral and Edge plan to file a proxy statement/prospectus with the Securities Exchange Commission as promptly as practical.  It is anticipated that the closing of the merger will occur in the fourth quarter of this year.  The merger is expected to be a tax-free transaction for existing stockholders of Edge.

Chaparral stockholders will own approximately 86 percent of the outstanding common stock of the combined company and Edge stockholders will own approximately 14 percent of the outstanding common stock of the combined company.  The common stock of the combined company is expected to begin trading under the symbol “CPR” once the transaction is closed, pending listing approval from the New York Stock Exchange.  Edge common stockholders will receive 0.2511 shares of Chaparral common stock for each share of Edge common stock they own.

Holders of Edge’s 5.75% cumulative convertible perpetual preferred stock will receive one share of Chaparral 5.75% Series A cumulative convertible perpetual preferred stock for each share of Edge preferred stock they own.  The Chaparral Series A preferred stock will have the same terms, rights, preferences and limitations as the Edge preferred stock, subject to appropriate adjustments to reflect the merger and the exchange ratio for the Edge common stock in the merger.  The merger agreement provides for Chaparral to list the Series A preferred stock on the New York Stock Exchange.

Combining recently reported reserve and operating information for Chaparral and Edge, select pro forma statistics for the combined company include:

•                  Proved reserves of 1.15 trillion cubic feet equivalent as of December 31, 2007, of which 56 % is crude oil and 67% is proved developed; proved reserves are located 66% in the Mid-continent, 17% in the Gulf Coast, 10% in the Permian Basin and 7% in other onshore basins.

•                  Present value of the proved reserves discounted at 10% (PV10) at December 31, 2007 was $3.3 billion, as disclosed in both companies’ year-end SEC filings.

•                  Production for the first quarter of 2008 was approximately 172 million cubic feet equivalent per day, which implies a reserve-to-production ratio of approximately 18.3 years.

Chaparral CEO, president and co-founder Mark Fischer stated, “This transaction represents a milestone in Chaparral’s long and successful 20-year existence as a private company and we look forward to the opportunities available to us as a public entity.  We are extremely excited about this transaction as it allows us to achieve two of our corporate strategic initiatives of increasing our production and cash flow and also accessing the public equity markets.”  Fischer added, “We believe that Edge’s exploratory prospect inventory provides significant high-impact growth opportunities for us and strongly complements our existing large inventory of low-risk drilling and enhanced oil recovery (“EOR”) projects.  The combined company will have a robust, yet predictable and efficient growth strategy and the potential for significant value creation.”

John Elias, Edge’s CEO stated, “As we disclosed when we began our review of strategic alternatives late in 2007, our primary goal was to ultimately execute a transaction that would enhance value for Edge stockholders.  I truly believe this transaction does exactly that.  The combined company will have the stability of Chaparral’s production profile and long reserve life with long term growth potential from their exciting CO2 EOR program combined with our short term growth potential through our established exploration program.”

Simultaneous with the execution of the merger agreement, Magnetar Capital, a privately held investment firm, executed definitive documentation to provide a $150 million Series B convertible preferred investment.  Magnetar and Post Oak Energy, through their existing relationship, worked together to complete the commitment. The Series B preferred stock will pay 6.5% annual cash dividend, or, in Chaparral’s discretion, an 8.0% payable-in-kind dividend.  The proceeds from this private placement will be used to reduce debt, fund the combined company’s capital program and for general corporate purposes.  The closing of the Series B convertible preferred stock is expected to occur concurrently with, and is contingent on, the closing of the merger.

In conjunction with the merger, Chaparral has received a financing commitment for a new credit facility, led by JP Morgan.  Initial borrowings under this facility will be used to refinance Chaparral’s and Edge’s existing credit facilities.  The initial borrowing base will be either $825 million or $1 billion, based on the amount of additional hedges put in place.  Availability at closing is expected to be approximately $375 million, based on a $1 billion borrowing base and assuming proceeds from the Series B preferred stock are applied to reduce the amount outstanding.  Terms of the facility will be similar to Chaparral’s existing credit line.

Mark Fischer will continue as the chairman, CEO and president.  Joseph Evans will continue his role as CFO and executive vice president and corporate treasurer, and Robert Kelly will continue as senior vice president, general counsel and corporate secretary.  The company’s headquarters will remain in Oklahoma City and the company will maintain a Gulf Coast presence utilizing Edge’s headquarters as a regional office in Houston. Following the transaction, Chaparral expects its Board of Directors will consist of nine directors, at least two of which shall have been independent members of Edge’s Board of Directors.

Conference Call

A conference call and webcast is scheduled for Tuesday, July 15, 2008 at 1:00 p.m. Central to discuss the merger with the investment community.  The webcast log-in can be accessed at www.chaparralenergy.com and www.edgepet.com.  Interested parties can participate in the call by dialing 800-884-5695.  The passcode for the call is 97202169.

Advisors

Chaparral’s financial advisors for the merger are SunTrust Robinson Humphrey and RBS Greenwich Capital.  Chaparral’s lead placement agent for the Series B convertible preferred stock is SunTrust Robinson Humphrey along with co-placement agent J.P. Morgan Securities, Inc.  Chaparral’s legal advisor is McAfee & Taft A Professional Corporation.

Edge’s lead financial advisor for the merger is Merrill Lynch, Pierce, Fenner & Smith Incorporated and its legal advisor is Baker Botts L.L.P.  Houlihan Lokey also provided certain financial advisory services to Edge in connection with the proposed merger.

About Chaparral Energy

Chaparral Energy, Inc. is an independent oil and natural gas production and exploitation company, headquartered in Oklahoma City.  Since its inception in 1988, the company has increased reserves and production primarily by acquiring and enhancing properties in its core areas of the Mid-Continent and the Permian Basin. Beginning in 2000, Chaparral expanded its geographic focus to include East Texas, North Texas, the Gulf Coast and the Rocky Mountains and also increased the percentage of capital expenditures allocated to developmental drilling.

About Edge Petroleum

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock and preferred stock are listed on the NASDAQ Global Select Market under the symbols “EPEX” and “EPEXP,” respectively.

Investor and Media Contacts:

Chaparral Energy

John Kilgallon

Director, Investor Relations

(405) 426-4035

Edge Petroleum

John W. Elias, Chairman, President and Chief Executive Officer

John Tugwell, Executive Vice President and Chief Operating Officer

C.W. MacLeod, Senior Vice President, Business Development

(713) 654-8960

Forward-Looking Statements

Statements about the merger and all other statements in this release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Chaparral’s and Edge’s control, which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to, statements regarding the merger (including the benefits, results, effects and timing thereof), the combined company and attributes thereof, whether and when the transactions contemplated by the merger agreement will be consummated, the location of headquarters and other offices, whether and when the proxy statement/prospectus will be filed, the officers of Chaparral, the members and size of Chaparral’s Board of Directors. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are the failure to receive the approval of Edge’s stockholders, the availability and terms of financing (including amounts required to refinance Chaparral’s and Edge’s existing credit facilities), the failure to satisfy conditions under commitment letters, the Series B preferred stock purchase agreement or the other conditions to the closing of the merger, costs and difficulties related to integration of businesses and operations, delays, costs and difficulties relating to the transactions, market conditions and other factors described in risk factors and elsewhere in Chaparral’s Annual Report on Form 10-K for the twelve months ended December 31, 2007, Edge’s Annual Report on Form 10-K for the twelve months ended December 31, 2007, as amended by its report on Form 10-K/A for that period, and those set forth from time to time in Chaparral’s and Edge’s filings with the SEC.  Except as required by law, Chaparral and Edge expressly disclaim any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

Additional Information

In connection with the proposed merger, Chaparral and Edge intend to file materials relating to the transaction with the SEC, including a registration statement of Chaparral, which will include a prospectus of Chaparral and a proxy statement of Edge.   INVESTORS AND SECURITY HOLDERS OF EDGE ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER MATERIALS REGARDING THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CHAPARRAL, EDGE AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the registration statement and the proxy statement/prospectus when they are available and other documents containing information about Chaparral and Edge, without charge, at the SEC’s web site at www.sec.gov.  Copies of Chaparral’s SEC filings may also be obtained for free by directing a request to Investor Relations, Chaparral Energy, Inc., (405) 478-8770.  Copies of Edge’s SEC filings may also be obtained for free by directing a request to Investor Relations, Edge Petroleum Corporation, (713) 654-8960.

Participants in Solicitation

Chaparral and Edge and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from the Edge stockholders in respect of the merger. Information about these persons can be found in Chaparral’s Form 10-K as filed with the SEC on March 31, 2008 and Edge’s Form 10-K/A as filed with the SEC on April 29, 2008. Additional information about the interests of such persons in the solicitation of proxies in respect of the merger will be included in the registration statement and the proxy statement/prospectus to be filed with the SEC in connection with the proposed transaction.